RELEASE:  IMMEDIATE


                          GETTY REALTY CORP. ANNOUNCES
                     FINANCIAL RESULTS FOR THE THIRD QUARTER
                ENDED OCTOBER 31, 2000, DECLARATION OF DIVIDENDS
                              AND EXECUTIVE CHANGES

         JERICHO, NY, December 13, 2000 --- Getty Realty Corp. (NYSE-GTY) today reported the Company's financial results for the third quarter ended October 31, 2000.

         Revenues from rental properties for the quarter and nine months ended October 31, 2000 were $14.6 million and $44.0 million, respectively, which amounts were comparable to the same periods last year.

         Pre-tax income for the quarter ended October 31, 2000 amounted to $5.4 million as compared with $7.7 million for the comparable period last year. The decrease in earnings for the three month period was principally due to $2.3 million of lower gains on asset dispositions and $.6 million of higher environmental expenses, which were partially offset by $.6 million of lower general and administrative expenses.

         Pre-tax income for the nine months ended October 31, 2000 amounted to $17.0 million as compared with $19.8 million for the comparable period last year. The decrease in earnings for the nine month period was principally due to $2.7 million of lower gains on asset dispositions, a $1.2 million favorable lawsuit settlement in the prior year and $.8 million of higher interest expense, which were partially offset by $1.9 million of lower general and administrative expenses.

         For the quarter ended October 31, 2000, the Company had net earnings of $3.1 million or $.15 per diluted common share as compared with $4.5 million or $.23 per diluted common share for the quarter ended October 31, 1999. For the nine months ended October 31, 2000, the Company had net earnings of $9.8 million or $.47 per diluted common share as compared with $11.5 million or $.56 per diluted common share for the nine months ended October 31, 1999.

         Pursuant to the current 300,000 share stock buyback program, the Company repurchased since the end of its second quarter 156,500 shares of its common stock and 5,300 shares of its preferred stock at an aggregate purchase price of approximately $1.9 million.

         Leo Liebowitz, President and Chief Executive Officer, reported that at the Board of Directors meeting held on Tuesday, December 12, 2000, the Directors took the following actions and declared a quarterly cash Preferred Stock dividend in the amount of $.44375 per share payable on February 14, 2001 to holders of record on January 31, 2001, and a quarterly Common Stock dividend in the amount of $ .15 per share payable on January 11, 2001 to holders of record on December 29, 2000.

         Mr. Liebowitz also announced that a subsidiary of OAO Lukoil, Russia's largest oil company, has acquired approximately 72% of the outstanding common stock of Getty Petroleum Marketing Inc., the Company's principal tenant, pursuant to a recent tender offer. As a result, Getty Realty Corp. intends to further evaluate the conversion into a Real Estate Investment Trust (REIT) in 2001.

         The Board of Directors of the Company approved a change of the Company's fiscal year end to December 31, from January 31, effective December 31, 2000.

         Mr. Liebowitz also announced today that John J. Fitteron, Senior Vice President, Treasurer and Chief Financial Officer, has decided to leave the Company effective January 31, 2001.

         Mr. Liebowitz said that Mr. Fitteron joined the Company in 1986 and has been a major contributor to the success of Getty Realty Corp. and its predecessor, Getty Petroleum Corp. "His contribution and dedication over the years are greatly appreciated. I am also pleased that he has agreed to provide future consulting services to the Company," Mr. Liebowitz added.

         Mr. Fitteron said "I have been looking forward to having more time to spend with my family and my other interests."

         Mr. Liebowitz  also announced the following executive appointments:

         Mr. Liebowitz said that Randi Young Filip, who has served as Assistant General Counsel and Corporate Secretary, and has been with the Company since 1986, has been elected Vice President, General Counsel and Corporate Secretary for the Company.

         Thomas Stirnweis, who has served since 1988 as Manager of Financial Reporting and Analysis for both Getty Petroleum Marketing Inc. and Getty Petroleum Corp., has joined the Company as Corporate Controller and Treasurer effective January 1, 2001.

         Kevin C. Shea, who has had primary responsibility for managing the Company's Real Estate Portfolio as Director of National Real Estate Development, has been elected Vice President, and is assuming additional corporate responsibility for Environmental Affairs. He will interface with Delta Environmental Consultants, Inc. as discussed below. Mr. Shea has been with the Company since 1984, and will also continue his responsibility for corporate-wide real estate matters.

         As mentioned above, the Company has entered into an agreement with Delta Environmental Consultants, Inc. (Delta) to provide environmental services. Delta's responsibility will be to manage the Company's environmental remediation efforts and to provide management personnel, field engineers and administrative staff. Delta, with its extensive experience in the petroleum industry, will provide Getty with its expertise and professional management capabilities. The Company's environmental efforts relate principally to certain environmental obligations of the petroleum marketing business which were retained at the time this business was spun-off to the Company's shareholders in 1997.

         Getty Realty Corp. is a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. The Company owns and leases approximately 1,100 properties in the Eastern United States.



         Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words"believes", "expects", "plans", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                                    - more -




Getty Realty Corp. and Subsidiaries
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

                                                      THREE MONTHS ENDED OCTOBER 31,         NINE MONTHS ENDED OCTOBER 31,
                                                      2000                    1999            2000                 1999
Revenues:
 Revenues from rental properties                     $14,580                 $14,628         $44,005              $44,054
 Other income                                            326                   2,530           1,179                4,921
                                                     -------                 -------         -------              -------
                                                      14,906                  17,158          45,184               48,975
                                                     -------                 -------         -------              -------

Rental property expenses                               2,913                   2,986           9,040                9,085
Environmental expenses                                 2,261                   1,672           6,424                5,851
General and administrative expenses                      921                   1,536           2,546                4,431
Depreciation and amortization                          2,436                   2,552           7,442                7,794
Interest expense                                         978                     702           2,758                1,995
                                                     -------                 -------         -------              -------
                                                       9,509                   9,448          28,210               29,156
                                                     -------                 -------         -------              -------

Earnings before provision for  income taxes            5,397                   7,710          16,974               19,819
Provision  for income taxes                            2,272                   3,250           7,137                8,330
                                                     -------                 -------         -------              -------

Net earnings                                           3,125                   4,460           9,837               11,489

Preferred stock dividends                              1,272                   1,282           3,827                3,846
                                                     -------                 -------         -------              -------

Net earnings applicable to
 common stockholders                                 $ 1,853                 $ 3,178         $ 6,010              $ 7,643
                                                     =======                 =======         =======              =======

Net earnings per common share:
     Basic                                           $   .15                 $   .23         $   .47              $   .56
     Diluted                                         $   .15                 $   .23         $   .47              $   .56

 Weighted average common shares outstanding:
     Basic                                            12,643                  13,567          12,878               13,567
     Diluted                                          12,644                  13,570          12,878               13,569





Contact:   John J. Fitteron
           (516) 338 - 2600


                                      -30-